SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                    of 1934


      Date of Report (Date of earliest event reported):  10 November 1994


                                 ALPNET, INC.
            (Exact name of registrant as specified in its charter)


     UTAH                           0-15512                       87-0356708
(State or other                 (Commission file                 (IRS Employer
jurisdiction of                      number)                    Identification
incorporation)                                                      Number)




           4444 South 700 East
               Suite #204
          Salt Lake City, Utah                       84107-3075
(Address of principal executive offices)             (Zip Code)



      Registrant's telephone number, including area code:  (801) 265-3300

Former name or former address, if changed since last report: Not applicable.

Item 5.  Press Release -- ALPNET ANNOUNCES THIRD QUARTER 1994
RESULTS


November 10, 1994, Salt Lake City, Utah  -  ALPNET Inc. (NASDAQ:
AILP), a worldwide supplier of language translation and related services, today announced results for the quarter ended September 30, 1994. Total revenues for the quarter were $5.4 million with a net profit of $25,000 or $.001 per share compared to revenues of $4.9 million with a net profit of $119,000 or $.008 per share for the quarter ended September 30, 1993. For the nine months ended September 30, 1994, total revenues were $14.6 million with a net loss of $646,000 or $.036 per share compared to revenues of $14.5 million with a net profit of $330,000 or $.023 per share for the same period in 1993.

Thomas F. Seal, ALPNET President & Chief Executive Officer, stated, "We are pleased to report a return to profitability for the quarter, and continued growth of worldwide translation revenues.
We have increased the overall volume of words being translated for our customers. However, our results are still heavily affected by the reduced margins caused by heavy price competition in the industry. Due to this price pressure, we are translating as much as 15% more words in order to achieve the same revenues, but at lower margins. To mitigate this, we are utilizing our proprietary TSS technology to improve the translation process and help control our direct costs."

Mr. Seal continued by saying, "We have seen increased orders from existing clients in the UK and Canada, as well as new clients identified through our targeted direct sales campaign in these countries. In addition, we have seen a dramatic increase in demand for Asian languages. Our new office in Korea has come up to speed rapidly, and together with our offices in Hong Kong and Singapore, ALPNET-Asia is now providing more than 8% of our worldwide revenues. We see this trend continuing, and feel our presence in Asia is a significant competitive advantage that will allow ALPNET to continue its trend of increased revenues and improved profitability."

ALPNET is a worldwide supplier of translation services, with 25 offices in 10 countries, on 3 continents. ALPNET supplies its customers with language translation, product localization, language interpreting, language training, and multi-lingual desktop publishing and printing services.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 ALPNET, INC.
                                 (Registrant)






Date:    11/22/94   \s\ D. Kerry Stubbs
                    D. Kerry Stubbs
                    Vice President Finance and Chief
                      Financial Officer




Date:    11/22/94   \s\ Thomas F. Seal
                    Thomas F. Seal
                    President and Chief Executive Officer